EXHIBIT 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

([Name of Executive])

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is entered into effective July 9, 2007 by and between Gander Mountain Company, a Minnesota corporation (the “Company”), and [                                   ] (“Executive”).

A.                                   Executive is employed by the Company pursuant to an Employment Agreement entered into as of [                            ] (the “Employment Agreement”).

B.                                     The Compensation Committee has determined to revise the Company’s compensation program for senior management.

C.                                     The Company desires to retain Executive in his current role, and Executive wishes to be employed in his current role, on the terms and conditions set forth in the Employment Agreement as modified by this Amendment.

D.                                    Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Employment Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                        Section 3(a) of the Employment Agreement is hereby amended and restated in its entirety as follows:

(a)                                  Base Salary.  While Executive is employed by the Company during the Term, the Company shall pay to Executive a base salary at the rate of no less than                                   Dollars ($                    ) per year for each of fiscal 2007 and fiscal 2008 and no less than                              Dollars ($                     ) per year for fiscal 2009, in each case, less deductions and withholdings, which base salary shall be paid in accordance with the Company’s normal payroll policies and procedures.  The base salary for fiscal 2007 reflected in the previous sentence will take effect commencing with the fiscal month of June 2007.  On or before April 1 of each additional year during the Term, commencing with fiscal year 2010, the Compensation Committee of the Board (the “Compensation Committee”) shall review Executive’s performance and may increase or decrease Executive’s base salary in its sole discretion.

2.                                       Section 3(b) of the Employment Agreement is hereby amended and restated in its entirety as follows:

(b)                                 Annual Incentive Payments.  Subject to the modification authority of the Compensation Committee set forth below in this Section 3(b), commencing with the fiscal month of May 2007 and for each fiscal month thereafter that Executive is employed by the Company during the Term, Executive shall be entitled to a monthly cash incentive payment in an amount equal to the product of the Initial Margin Multiplier (as defined in Exhibit A to this Agreement) multiplied by the Monthly Initial Margin (as defined in Exhibit A to this Agreement) for such fiscal month.  If Executive is employed by the Company for only part of a fiscal month, Executive shall only be entitled to a monthly cash incentive payment for such fiscal month in an amount equal to the product of the Initial Margin Multiplier multiplied by the Monthly Initial Margin generated during those days of such fiscal month that Executive was employed by the Company.  Each monthly incentive payment shall be paid to Executive during the fiscal month following the fiscal month for which it is earned.  The sum of all such monthly incentive payments earned during a fiscal year is referred to herein as the “Annual Incentive Payments.”  At any time prior to the 2010 fiscal year, the Compensation Committee shall have the authority to increase, but not to decrease, the Initial Margin Multiplier.  Commencing with the 2010 fiscal year, Executive agrees that the Compensation Committee shall have the authority to adjust the Initial Margin Multiplier utilized for any fiscal year by increasing or decreasing it and to otherwise modify the method by which Annual Incentive Payments are calculated.  No portion of the Annual Incentive Payments earned in a fiscal year shall be paid to Executive later than the sixtieth (60th) day following the last day of such fiscal year.

3.                                       Sections 9(a) through 9(d) of the Employment Agreement are hereby amended and restated in their entirety as follows:

(a)                                 If Executive’s employment with the Company is terminated by reason of:

(i)                                  Executive’s abandonment of Executive’s employment or Executive’s resignation for any reason;

(ii)                               termination of Executive’s employment by the Company for Cause (as defined below); or

(iii)                            expiration of the Term; following notice by the Executive of non-renewal, pursuant to Section  1 above,

the Company shall pay to Executive the Executive’s then-current base salary through the Termination Date and any Annual Incentive Payments earned but unpaid for both the completed fiscal year preceding the fiscal year in which the Termination Date occurs and the fiscal year in which the Termination Date occurs; provided that such Annual Incentive Payments shall be payable in the same manner and at the same time that Annual Incentive Payments are made to current employees of the Company.

(b)                                If Executive’s employment with the Company is involuntarily terminated by the Company for any reason other than for Cause (as defined below), including without limitation the expiration of the Term following notice by the Company of non-renewal pursuant to Section 1 above, then the Company shall, subject to Sections 9(j) and 9(k) of this Agreement and in addition to any base salary earned through the

Termination Date and any Annual Incentive Payments earned but unpaid for the preceding fiscal year and the fiscal year in which the Termination Date occurs, pay to Executive an amount equal to $[                     ] (the “Section 9(b) Amount”).

(c)                                  If Executive’s employment with the Company terminates by reason of Executive’s death or Disability, the Company shall pay to Executive or Executive’s beneficiary or Executive’s estate, as the case may be, Executive’s then-current base salary through the Termination Date, and any earned and unpaid Annual Incentive Payments for the preceding fiscal year and the fiscal year in which the Termination Date occurs, payable in the same manner and at the same time that Annual Incentive Payments are made to current employees of the Company.

(d)                                Notwithstanding the provisions of Sections 9(a) and 9(b), if, within twelve months following the occurrence of a Change in Control (as defined below), Executive’s employment with the Company is terminated by either Executive or the Company for any reason, then the Company shall, subject to Sections 9(j) and 9(k) of this Agreement and in addition to any base salary earned through the Termination Date and any Annual Incentive Payments earned but unpaid for the preceding fiscal year and the fiscal year in which the Termination Date occurs, and in lieu of any payments required by Sections 9(a) or 9(b) of this Agreement, pay to Executive an amount equal to the Section 9(b) Amount plus $250,000.

In the event that Executive becomes eligible for payments under this Section 9(d), the Company shall be released from its obligation to make any payments pursuant to Sections 9(a) or 9(b) above.

4.                                       Exhibit A to this Amendment shall serve as Exhibit A to the Employment Agreement.

5.                                       All references to “Annual Incentive Bonus” in the Employment Agreement shall be amended and restated as references to “Annual Incentive Payments.”  The Employment Agreement shall be further amended so as to make any grammatical changes necessary or appropriate as a result of the amendment and restatement of this term.

6.                                       Each party hereby agrees that the intention of this Amendment and the changes to the Company’s compensation program for senior management set forth herein is not to materially reduce the level of benefits payable to Executive under the Company’s employee benefit plans, other than to the extent cash amounts payable to Executive under the Employment Agreement are affected by the changes set forth in this Amendment.  In this regard, the Company agrees that, to the extent permitted by the terms of the applicable employee benefit plan and applicable law, the aggregate total of the Executive’s base salary and Annual Incentive Payments shall be used for purposes of such employee benefit plan in order to determine the benefits to which Executive is entitled thereunder.

7.                                       Each party agrees that from time to time following the date of this Amendment, it shall do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, such further acts, agreements and documents as the other party may reasonably request to more effectively carry out the intentions of this Amendment and the changes to the Company’s compensation program for senior management set forth herein.

8.                                       Other than as expressly amended by this Amendment, the Employment Agreement shall continue in full force and effect as so amended.

[signature page follows]

IN WITNESS WHEREOF, Executive and the Company have executed this Amendment as of the date set forth in the first paragraph.

GANDER MOUNTAIN COMPANY

180 East Fifth Street
Suite 1300
St. Paul, MN 55101

By
Richard C. Dell
Its	Chairman of the Compensation
Committee of the Board of Directors

[NAME OF EXECUTIVE]

[ADDRESS OF EXECUTIVE]

EXHIBIT A

Name of Executive: [                                    ]

Initial Margin Multiplier: [                   ]

Monthly Initial Margin: For any given month of the Company’s fiscal year, Monthly Initial Margin shall be an amount equal to the Company’s total direct product sales (net of returns) for such fiscal month minus the Company’s total direct product costs for such fiscal month, as reported under the caption “initial margin” in the Company’s internal financial statements for such fiscal month.  For purposes of clarification, it is explicitly agreed that Monthly Initial Margin shall not include cash discounts, freight, vendor payments or shrink.